                                                    EXHIBIT 10.34

September 20, 2023 Ginger L. Graham

Dear Ginger,

We are pleased to offer you the position of Interim Chief Executive Officer of Walgreens Boots Alliance, Inc. (“WBA” or the “Company”) effective September 1, 2023, reporting to the Board of Directors of WBA (the “Board”). The terms of this offer are subject to the final approval of the Compensation and Leadership Performance Committee of the Board. Below are the terms of your offer:

Base Salary. Your salary will be at the monthly rate of $820,000, less all applicable tax withholdings and benefit deductions—paid monthly beginning on October 1, 2023 in accordance with our salaried employee payroll cycle, pro-rated for partial months served.
Salary in respect of your first month of service will be paid as part of the Special Cash Payment.

Other Employee Benefits. You will be eligible to participate in the WBA benefits plans and programs offered to employees generally, subject to the terms and conditions of the applicable policies. See the attached “Overview of Management Benefits,” briefly describing the WBA employee benefits that are applicable. In accordance with the recommendations of the Company’s third-party security assessment, you will also have use of the corporate jet for all business and personal travel during your service as Interim Chief Executive Officer.

Relocation. You will be eligible for relocation benefits in accordance with Company policy for executives. In addition to our Company provided benefits, you will receive relocation services with an assigned concierge at your disposal to ensure a smooth process. The Company will also cover all incremental costs (including housing and transportation) to you that result from working in the Chicago metropolitan area while you maintain your permanent residence in Colorado.

Other Compensation. You will receive a one-time sign-on/retention bonus of $2,500,000. This will be paid as soon as practicable following your first day of employment and will be subject to normal tax withholdings.
Resignation from Committees. You hereby resign your position as a member of any committee of the Board on which you currently serve.

Entire Agreement. This offer letter (including all exhibits hereto) constitutes the full and entire understanding and agreement between you and the Company with regard to the subject matters hereof and thereof and supersede all prior understandings and agreements, written or oral, relating to the matters set forth herein and therein (including any prior offer letters, whether draft or final, executed or unexecuted).

You will be subject to and covered by any general indemnification policy, by-law, or procedure maintained by the Company at all times during your employment and shall be a named insured under the D&O policy.

You should not consider our offer of employment to be a contract or guarantee of indefinite employment. Employment at the Company is at will, for no definite term, and is subject to Company policies, which can be changed from time to time.

If the foregoing is in accordance with your understanding of our agreement, please sign your name on the line below, fill-in the date, and return the signed copy to the Executive Chairman via return e-mail.

If you have any questions please call me. Sincerely,

/s/ Stefano Pessina
Stefano Pessina
Executive Chairman Walgreens Boots Alliance, Inc. Enclosures

I accept the offer of employment and understand that the offer is not intended to be a guarantee of continued employment.

Signed:    /s/ Ginger Graham      Date:     9/20/23

EXHIBIT A

WALGREENS BOOTS ALLIANCE, INC.
NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This Exhibit (the “Non-Compete Agreement”) forms a part of the employment agreement between Ginger L. Graham (“Employee” or “I”) and Walgreens Boots Alliance, Inc. (the “Company”).

WHEREAS, the Company develops and/or uses valuable business, technical, proprietary, customer and patient information it protects by limiting its disclosure and by keeping it secret or confidential;

WHEREAS, Employee acknowledges that during the course of employment, she has or will receive, contribute, or develop such Confidential Information and Trade Secrets (as defined below); and

WHEREAS, the Company desires to protect from third parties (e.g. competitors and customers) such Confidential Information and Trade Secrets and also desires to protect its legitimate business interests and goodwill in maintaining its employee and customer relationships.

NOW THEREFORE, in in consideration of Employee’s employment with the Company and certain compensation and benefits provided to Employee pursuant to the Agreement to which this is attached as Exhibit A and for other good and valuable consideration, including but not limited to the specialized knowledge, skill and training that the Company provides Employee, and the goodwill that Employee develops with customers on behalf of the Company, Employee agrees to be bound by the terms of this Non-Compete Agreement as follows:

1.Confidentiality.

(a)At all times during my employment with the Company, I will not, without the Company’s prior written permission, directly or indirectly for any purpose other than performance of my duties for the Company, utilize or disclose to anyone outside of the Company any Trade Secrets (defined in subparagraph 1(a)(i)) or other Confidential Information (defined in subparagraph 1(a)(ii)) or any information received by the Company in confidence from or about third parties, as long as such matters remain Trade Secrets or otherwise confidential.

(i)For purposes of this Non-Compete Agreement, “Trade Secrets” means a form of intellectual property that are protectable under applicable state and/or Federal law, including the Uniform Trade Secrets Act (as amended and adapted by the states) and the Federal Defend Trade Secrets Act of 2016 (the “DTSA”). They include all tangible and intangible (e.g., electronic) forms and types of information that is held and kept confidential by the Company and is not generally known outside of the Company, including but not limited to information about: the Company’s financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs or codes, and may in particular include such things as pricing information, business records, software programs, algorithms, inventions, patent applications, and designs and processes not known outside the Company.

(ii)For purposes of this Non-Compete Agreement, “Confidential Information” means Trade Secrets and, more broadly, any other tangible and intangible (e.g., electronic) forms and types of information that are held and kept confidential by the Company and are not generally known outside the Company, and which relates to the actual or anticipated business of the Company or the Company’s actual or prospective vendors or clients. Confidential Information shall not be considered generally known to the public if is revealed improperly to the public by me or others without the Company’s express written consent and/or in violation of an obligation of confidentiality to the Company. Examples of Confidential Information include, but are not limited to: customer, referral source, supplier and contractor identification and contacts; special contract terms; pricing and margins; business, marketing and customer plans and strategies; financial data; company created (or licensed) techniques; technical know-how; research, development and production information; processes, prototypes, software, patent applications and plans, projections, proposals, discussion guides, and/or personal or performance information about employees.

(b)I understand that Trade Secrets are protected by statute and are not subject to any time limits. I also agree to contact the Company before using, disclosing, or distributing any Confidential Information or Trade Secrets if I have any questions about whether such information is protected information.

(c)The restrictions set forth in this paragraph are in addition to and not in lieu of any obligations I have by law with respect to the Company’s Confidential Information, including any obligations I may owe under the DTSA and any applicable state statutes. Nothing herein shall prohibit me from divulging evidence of criminal wrongdoing to law enforcement or prohibit me from disclosing Confidential Information or Trade Secrets if compelled by order of court or an agency of competent jurisdiction or as required by law; however, I shall promptly inform the Company of any such situations and shall take reasonable steps to prevent disclosure of Confidential Information or Trade Secrets until the Company has been informed of such required disclosure and has had a reasonable opportunity to seek a protective order. Pursuant to the DTSA, I understand that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, I understand that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the Trade Secret to her attorney and use the Trade Secret information in the court proceeding, so long as any document containing the Trade Secret is filed under seal and the individual does not disclose the Trade Secret, except pursuant to court order. Nothing in this Non-Compete Agreement is intended to conflict with the DTSA or create liability for disclosures of Trade Secrets that are expressly allowed by DTSA.

2.Non-Competition. I agree that during my employment with the Company I will not, directly or indirectly have Responsibilities with respect to any Competing Business Line. These restrictions shall not apply to passive investments of less than five percent (5%) ownership interest in any entity. For purposes of this Non-Compete Agreement, “Responsibilities” means the same or similar material responsibilities I performed for the Company and within the same geographic scope, or portion thereof, where I performed those responsibilities for the Company. For purposes of this Non- Compete Agreement, “Competing Business Line” means any business that is in competition with any business engaged in by the Company and for which I had Responsibilities during my employment with the Company. Competing Business Line shall also include businesses or business lines that may not be directly competitive with the Company in most respects (such as pharmacy benefit managers), but only to the extent I am engaged by any such business in a role: (a) that involves my performing Responsibilities for Competing Products or Services; or (b) where I would be called upon to inevitably rely upon or disclose Confidential Information and such reliance or disclosure would competitively harm the Company. For purposes of this Non-Compete Agreement, “Competing Products or Services” means products or services that are competitive with products or services offered by, developed by, designed by or distributed by the Company during my employment with the Company.

3.Non-Solicitation. I agree that during my employment with the Company:

(a)I will not directly or indirectly, solicit any Restricted Customer for purposes of providing Competing Products or Services, or offer, provide or sell Competing Products or Services to any Restricted Customer. For purposes of this Non-Compete Agreement, “Restricted Customer” means any person, company or entity that was a customer, vendor, supplier or referral source of the Company and with which I had direct contact for purposes of performing responsibilities for the Company or for which I had supervisory responsibilities on behalf of the Company, in either case at any time during my employment with the Company. To the extent permitted by applicable law, “Restricted Customer” also means any prospective customer(s), vendor(s), supplier(s) or referral source(s) with which I had business contact on behalf of the Company during my employment with the Company; and

(b)I will not, nor will I assist any third party to, directly or indirectly (i) raid, solicit, or attempt to persuade any then-current employee of the Company with whom I currently work or with whom I had direct contact work during my employment with the Company, and who possesses or had access to Confidential Information of the Company, to leave the employ of the Company; (ii) interfere with the performance by any such employee of her duties for the Company; and/or (iii) communicate with any such employee for the purposes described in items
(i) and (ii) in this subparagraph 3(b).

4.Non-Inducement. I will not directly or indirectly assist or encourage any person or entity in carrying out or conducting any activity that would be prohibited by this Non-Compete Agreement if such activity were carried out or conducted by me.

5.Non-Disparagement. During my employment with the Company, I agree not to make negative comments or otherwise disparage the Company or any of its officers, directors, employees, shareholders, members, agents or products. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings); and the foregoing shall not apply to any claims for harassment or discrimination to the extent so restricted by applicable state law.

6.Intellectual Property. The term “Intellectual Property” shall mean all trade secrets, ideas, inventions, designs, developments, devices, software, computer programs, methods and processes (whether or not patented or patentable, reduced to practice or included in the Confidential Information) and all patents and patent applications related thereto, all copyrights, copyrightable works and mask works (whether or not included in the Confidential Information) and all registrations and applications for registration related thereto, all Confidential Information, and all other proprietary rights contributed to, or conceived or created by, or reduced to practice by Employee or anyone acting on her behalf (whether alone or jointly with others) at any time from the beginning of Employee’s employment with the Company to the termination of that employment, that (i) relate to the business or to the actual or anticipated research or development of the Company; (ii) result from any services that Employee or anyone acting on its behalf perform for the Company; or (iii) are created using the equipment, supplies or facilities of the Company or any Confidential Information.

a.Ownership. All Intellectual Property is, shall be and shall remain the exclusive property of the Company. Employee hereby assigns to the Company all right, title and interest, if any, in and to the Intellectual Property; provided, however, that, when applicable, the Company shall own the copyrights in all copyrightable works included in the Intellectual Property pursuant to the “work-made-for-hire” doctrine (rather than by assignment), as such term is defined in the 1976 Copyright Act. All Intellectual Property shall be owned by the Company irrespective of any copyright notices or confidentiality legends to the contrary that may be placed on such works by Employee or by others. Employee shall ensure that all copyright notices and confidentiality legends on all work product authored by Employee or anyone acting on her behalf shall conform to the Company’s practices and shall specify the Company as the owner of the work. The Company hereby provides notice to Employee that the obligation to assign does not apply to an invention for which no equipment, supplies, facility, or Trade Secrets of the Company was used and which was developed entirely on the Employee’s own time, unless (i) the invention relates (1) to the business of the Company, or (2) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Employee for the Company.

b.Keep Records. Employee shall keep and maintain, or cause to be kept and maintained by anyone acting on her behalf, adequate and current written records of all Intellectual Property in the form of notes, sketches, drawings, computer files, reports or other documents relating thereto. Such records shall be and shall remain the exclusive property of the Company and shall be available to the Company at all times during my employment with the Company.

c.Assistance. Employee shall supply all assistance requested in securing for the Company’s benefit any patent, copyright, trademark, service mark, license, right or other evidence of ownership of any such Intellectual Property, and will provide full information regarding any such item and execute all appropriate documentation prepared by Company in applying or otherwise registering, in the Company’s name, all rights to any such item or the defense and protection of such Intellectual Property.

d.Prior Inventions. Employee has disclosed to the Company any continuing obligations to any third party with respect to Intellectual Property. Employee claims no rights to any inventions created prior to her employment for which a patent application has not previously been filed, unless she has described them in detail on a schedule attached to this Non-Compete Agreement.

e.Trade Secret Provisions. The provisions in paragraph 1 of this Non-Compete Agreement with regard to Trade Secrets and the DTSA shall apply as well in the context of the parties’ Intellectual Property rights and obligations.

7.Return of Company Property. I agree that all documents and data accessible to me during my employment with the Company, including Confidential Information and Trade Secrets, regardless of format (electronic or hard copy), including but not limited to any Company computer, monitor, printer equipment, external drives, wireless access equipment, telecom equipment and systems (“Company Equipment”), are and remain the sole and exclusive property of the Company and/or its clients, and must be returned to the Company upon separation or upon demand by the Company. I further agree that I will provide passwords to access such Company Equipment and I will not print, retain, copy, destroy, modify or erase Company
U.S. data on Company Equipment or otherwise wipe Company Equipment prior to returning the Company Equipment.

8.Consideration and Acknowledgments. I acknowledge and agree that the covenants described in this Non-Compete Agreement are essential terms, and the underlying compensation and benefits would not be provided by the Company in the absence of these covenants. I further acknowledge that these covenants are supported by adequate consideration as set forth in this Non-Compete Agreement and are not in conflict with any public interest. I further acknowledge and agree that I fully understand these covenants, have had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Non-Compete Agreement, and have voluntarily agreed to comply with these covenants for their stated terms. I further acknowledge and agree that these covenants are reasonable and enforceable in all respects.

9.Enforceability; General Provisions.

(a)I understand that my non-compete and/or non-solicitation obligations in this Non- Compete Agreement shall not apply to me if I am covered under applicable state or local statutory law prohibiting non-competes or non-solicits on the basis of my income and/or position level at the time of enforcement.

(b)I agree that the restrictions contained in this Non-Compete Agreement are reasonable and necessary to protect the Company’s legitimate business interests and that full compliance with the terms of this Non-Compete Agreement will not prevent me from earning a livelihood following the termination of my employment, and that these covenants do not place undue restraint on me.

(c)Because the Company is incorporated in the state of Delaware (i) this Non-Compete Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of law provisions, and (ii) I consent to personal jurisdiction and the exclusive jurisdiction of the state and federal courts of Delaware with respect to any claim, dispute or declaration arising out of this Non-Compete Agreement.

(d)In the event of a breach or a threatened breach of this Non-Compete Agreement, I acknowledge that the Company will face irreparable injury which may be difficult to calculate in dollar terms and that the Company shall be entitled, in addition to all remedies otherwise available in law or in equity, to temporary restraining orders and preliminary and final injunctions enjoining such breach or threatened breach in any court of competent jurisdiction without the necessity of posting a surety bond, as well as to obtain an equitable accounting of all profits or benefits arising out of any violation of this Non-Compete Agreement.

(e)I agree that if a court determines that any of the provisions in this Non-Compete Agreement is unenforceable or unreasonable in duration, territory, or scope, then that court shall modify those provisions so they are reasonable and enforceable, and enforce those provisions as modified.

(f)If any one or more provisions (including paragraphs, subparagraphs and terms) of this Non-Compete Agreement or its application is determined to be invalid, illegal, or unenforceable to any extent or for any reason by a court of competent jurisdiction, I agree that the remaining provisions (including paragraphs, subparagraphs and terms) of this Non-Compete Agreement will still be valid and the provision declared to be invalid or illegal or unenforceable will be considered to be severed and deleted from the rest of this Non-Compete Agreement. I further agree that if any court of competent jurisdiction finds any of the restrictions set forth in this Non-Compete Agreement to be overly broad and unenforceable, the restriction shall be interpreted to extend only over the maximum time period, geographic area, or range of activities or clients that such court deems enforceable

(g)Notwithstanding the foregoing provisions of this Non-Compete Agreement, the non-competition provisions of paragraph 2 above shall not restrict Employee from performing legal services as a licensed attorney for a Competing Business to the extent that the attorney licensure requirements in the applicable jurisdiction do not permit Employee to agree to the otherwise applicable restrictions of paragraph 2.

(h)Waiver of any of the provisions of this Non-Compete Agreement by the Company in any particular instance shall not be deemed to be a waiver of any provision in any other instance and/or of the Company’s other rights at law or under this Non-Compete Agreement.

(i)I agree that the Company may assign this Non-Compete Agreement to its successors and assigns and that any such successor or assign may stand in the Company’s stead for purposes of enforcing this Non-Compete Agreement.

(j)I agree to reimburse the Company for all attorneys’ fees, costs, and expenses that it reasonably incurs in connection with enforcing its rights and remedies under this Non-Compete Agreement, but only to the extent the Company is ultimately the prevailing party in the applicable legal proceedings.

(k)I fully understand my obligations in this Non-Compete Agreement, have had full and complete opportunity to discuss and resolve any ambiguities or uncertainties regarding these covenants before signing this Non-Compete Agreement, and have voluntarily agreed to comply with these covenants for their stated terms.

(l)I agree that all non-competition, non-solicitation, non-disclosure and use, non-recruiting, and disclosure obligations in this Non-Compete Agreement shall survive any termination of this Non-Compete Agreement and no dispute regarding any other provisions of this Non- Compete Agreement or regarding my employment shall prevent the operation and enforcement of these obligations.

(m)I understand that nothing in this Non-Compete Agreement, including the non-disclosure and non-disparagement provisions, limit my ability to file a charge or complaint with the Equal Employment Opportunity Commission, Department of Labor, National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission or any other federal, state or local governmental agency or commission. I also understand that this Non-Compete Agreement does not limit my ability to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company. Finally, I understand that nothing in this Non-Compete Agreement is intended to restrict my legally-protected right to discuss wages, hours or other working condition with co-workers, or in any way limit my rights under the National Labor Relations Act or any whistleblower act.

10.Relationship of Parties. I acknowledge that my relationship with the Company is “terminable at will” by either party and that the Company or I can terminate the relationship with or without cause and without following any specific procedures. Nothing contained in this Non-Compete Agreement is intended to or shall be relied upon to alter the “terminable at will” relationship between the parties. I agree that my obligations in this Non-Compete Agreement shall be binding upon my successors, heirs, executors and representatives.

11.Modifications and Other Agreements. I agree that the terms of this Non-Compete Agreement may not be modified except by a written agreement signed by both me and the Company. This Non-Compete Agreement shall not supersede any other restrictive covenants to which I may be subject under an employment contract, benefit program or otherwise, such that the Company may enforce the terms of any and all restrictive covenants to which I am subject. The obligations herein are in addition to and do not limit any obligations arising under applicable statutes and common law.

By signing this grant agreement, I acknowledge receipt of the employment agreement to which this Non-Compete Agreement is attached as Exhibit A, and I agree to the terms and conditions expressed in this Non-Compete Agreement.

Signed: /s/ Ginger Graham         Date:

September 20, 2023